Exhibit 4.1

GLOBAL EXCHANGE SERIES C PREFERRED SECURITY

  CUSIP:         05530RAB4

  ISIN:            US05530RAB42

  UNLESS THIS GLOBAL PREFERRED SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY PREFERRED SECURITY ISSUED IN EXCHANGE FOR THIS GLOBAL PREFERRED SECURITY OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUIRED BY AN AUTHORISED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORISED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

  THIS GLOBAL PREFERRED SECURITY MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A SECURITY REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN THIS GLOBAL PREFERRED SECURITY, AND MAY NOT BE TRANSFERRED, IN WHOLE OR IN PART, EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THIS LEGEND.  BENEFICIAL INTERESTS IN THIS GLOBAL PREFERRED SECURITY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THIS LEGEND.

Serial Number:  000001

BBVA INTERNATIONAL PREFERRED, S.A. UNIPERSONAL
(incorporated with limited liability under the laws of Spain)

SERIES C $600,000,000 FIXED/FLOATING RATE
NON-CUMULATIVE GUARANTEED
PREFERRED SECURITIES
guaranteed by

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
(incorporated with limited liability under the laws of Spain)

GLOBAL EXCHANGE SERIES C PREFERRED SECURITY

This global preferred security (the “Global Exchange Series C Preferred Security”) is issued in respect of Series C $600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Preferred Securities, each with a liquidation preference of $1,000 (the “exchange Series C preferred securities”) of BBVA International Preferred, S.A. Unipersonal, a sociedad anónima incorporated under the laws of the Kingdom of Spain, with corporate address at Calle Gran Vía, 1, Bilbao, Spain, registered with the Mercantile Registry of Vizcaya under Volume 4,569, Sheet BI-43,064 and with tax identification number A-95377818.

This certifies that Cede & Co., as nominee of The Depository Trust Company (“DTC”), is the registered holder of 600,000 exchange Series C preferred securities for an aggregate nominal amount of U.S.$600,000,000.  The terms and conditions of the exchange Series C preferred securities (the “Conditions”) are contained in Schedule 1 hereto.  In the event of any inconsistency between the provisions of  (a) the Conditions and (b) this Global Exchange Series C Preferred Security, the Conditions will prevail.

  The exchange Series C preferred securities have been issued by virtue of a public deed of issuance executed on April 13, 2007, before Mr. Carlos Rives Gracia, a Notary Public of Madrid, identified by file number 1,666, and registered with the Mercantile Registry of Vizcaya on April 16, 2007.

  Words and expressions defined or set out in the Conditions shall have the same meaning when used in this Global Exchange Series C Preferred Security.

  This Global Exchange Series C Preferred Security is issued subject to, and with the benefit of, the Conditions and a Registrar and Transfer and Paying Agency and Calculation Agency Agreement (the “Agency Agreement” which expression shall be construed as a reference to that agreement as the same may be amended, supplemented, novated or restated from time to time) dated April 18, 2007 among the Issuer, Banco Bilbao Vizcaya Argentaria, S.A. (the “Guarantor”) and The Bank of New York as registrar, transfer, paying and calculation agent (the “Paying Agent” and “Calculation Agent”).

  Distributions in respect of this Global Exchange Series C Preferred Security will be made to DTC by wire transfer of immediately available funds for credit to its participants’ accounts.  None of the Issuer, the Guarantor, the Paying Agent or the Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in this Global Exchange Series C Preferred Security or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

  Transfers of this Global Exchange Series C Preferred Security shall be limited to transfers, in whole but not in part, to any nominee of DTC or to a successor of DTC or its nominee.

  This Global Exchange Series C Preferred Security is governed by, and shall be construed in accordance with, Spanish law.

  This Global Exchange Series C Preferred Security shall not be valid unless authenticated by the Registrar.

  For information purposes only, the aggregate nominal amount of the exchange series C preferred securities is equivalent to €[      ], based on the spot rate quoted on Bloomberg for [      ], 2008 of U.S. $[      ] per €1.00.  The exchange Series C preferred securities shall not under any circumstances whatsoever be payable in any currency other than United States Dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

  IN WITNESS whereof the Issuer has caused this Global Exchange Series C Preferred Security to be duly executed on its behalf.

  BBVA International Preferred, S.A. Unipersonal

By:____________________________________
[Name]
[Title]

Authenticated without recourse, warranty or liability by The Bank of New York By:

SCHEDULE 1
CONDITIONS OF THE EXCHANGE SERIES C PREFERRED SECURITIES

The exchange Series C preferred securities (as defined below) are issued by virtue of (i) the shareholders meeting of BBVA International Preferred, S.A. Unipersonal (the “Issuer”), held on March 29, 2007 and (ii) the meeting of the Board of Directors (Consejo de Administración) of the Issuer, held on March 29, 2007 and the giving of the Guarantee (as defined below) has been authorized by the meeting of the Board of Directors (Consejo de Administración) of Banco Bilbao Vizcaya Argentaria, S.A. (the “Bank”), held on June 1, 2006 (together, the “Corporate Resolutions”) and in accordance with the Law 13/1985, of May 25, 1985, on investment ratios, capital adequacy and information requirements for financial intermediaries (Ley 13/1985, de 25 de mayo, de coeficientes de inversión, recursos propios y obligaciones de información de los intermediarios financieros) (“Law 13/1985 of May 25”) as amended by Law 19/2003, of July 4, 2003, on the legal regime on movements of capital and economic transactions and the prevention of money laundering (Ley 19/2003, de 4 de julio, sobre el regimen jurídico de los movimientos de capitales y de las transacciones económicos con el exterior y sobre determinadas medidas de prevención del blanqueo de dinero), by Law 62/2003, of December 30, 2003, on certain measures regarding taxation, administration and social order (Ley 62/2003, de 30 de diciembre, de medidas fiscales, administrativas y del orden social) and by Law 23/2005, of November 18, 2005, on fiscal reforms to stimulate productivity (Ley 23/2005, de 18 de noviembre, de reforma en materia tributaria para el impulso de la productividad).

The exchange Series C preferred securities, together with the existing 600,000 Series C $600,000,000 Fixed-to-Floating Rate Non-Cumulative Guaranteed Preferred Securities, which were previously sold in transactions exempt from registration under the Securities Act of 1933 (the “restricted Series C preferred securities”) are referred to herein as the “Series C preferred securities”.

The Series C preferred securities have been created by virtue of a public deed registered with the Mercantile Registry of Vizcaya on or about the April 13, 2007 (the “Public Deed of Issuance”).

1.           Definitions

For the purposes of the exchange Series C preferred securities, the following expressions shall have the following meanings:

“Agency Agreement” means the Registrar and Transfer and Paying Agency and Calculation Agency Agreement dated April 18, 2007 relating to the Series C preferred securities;

“Agents” means the Paying Agent and the Calculation Agent, each appointed in accordance with the Agency Agreement;

“Calculation Agent” means The Bank of New York and includes any successor calculation agent appointed in accordance with the Agency Agreement;

“Calculation Date” means the third New York Business Day prior to the Special Redemption Date;

“Designated LIBOR Page” means the Reuters reference “LIBOR01”, or any successor page, on Reuters, or any successor service (or any such other service or services as may be nominated by the British Bankers’ Association for the purposes of displaying London interbank offered rates for US dollar deposits);

“Distributions” means the non-cumulative cash distributions determined in accordance with paragraph 2 below;

“Distribution Payment Date” means each Fixed Rate Distribution Payment Date (defined below in paragraph 2.1) and each Floating Rate Distribution Payment Date (defined below in paragraph 2.2);

“Distribution Period” means the period from and including one Fixed Rate Distribution Payment Date or Floating Rate Distribution Payment Date (as the case may be) to but excluding the next Fixed Rate Distribution Payment Date or Floating Rate Distribution Payment Date (as the case may be);

“Distributable Profits” means, in respect of any Fiscal Year of the Bank, the lesser of the net profit (calculated in accordance with the Bank of Spain’s calculation standards), of (i) the Bank or (ii) the Group, in each case, as reflected in the reserved financial statements of the Bank and the Group, respectively, submitted to the Bank of Spain in compliance with regulations applicable from time to time to financial institutions relating to their obligation to file such financial statements.  Such applicable regulations are currently set out in Circular 4/2004, December 22, 2004, on Public and Restricted Financial Reporting Standards and Model Financial Statements. In the event that on any Distribution Payment Date, the reserved financial statements of the Bank and/or the Group, respectively, referred to above have not been submitted to the Bank of Spain, the Distributable Profits shall be the lesser of the net profit (calculated in accordance with the Bank of Spain’s calculation standards), of (i) the Bank or (ii) the Group, in each case determined by reference to the latest reserved financial statements of the Bank and the Group, respectively, submitted to the Bank of Spain. In all cases, the net profit shown in the reserved financial statements of the Bank and the Group, respectively, shall be audited figures and if the net profit figure contained in such reserved financial statements is different from that contained in the published annual financial statements of the Group, prepared in accordance with Circular 4/2004, December 22, 2004, on Public and Restricted Financial Reporting Standards and Model Financial Statements, the amount of, and reason for, such difference shall be highlighted by the Bank in the relevant annual report prepared by it containing such published annual financial statements of the Group;

The reserved financial statements of the Bank and the Group, respectively, are prepared for, and delivered to, the Bank of Spain purely for supervisory reasons as required under applicable Spanish law.

“DTC” means the Depository Trust Company;

“exchange Series C preferred securities” means the Series C $600,000,000 Fixed/Floating Rate Non-Cumulative Guaranteed Series C Preferred Securities issued by the Issuer pursuant to the Exchange Offer;

“Fiscal Year” means the accounting year of the Issuer or the Bank, as the case may be, as set out in its by-laws;

“Fixed Rate Special Redemption Price” means the greater of (i) the Liquidation Preference of $1,000 per Series C preferred security plus accrued and unpaid Distributions for the then-current Distribution Period to the date fixed for redemption and (ii) the Fixed Rate Make Whole Amount;

“Fixed Rate Make Whole Amount” means the amount equal to the sum of the present value of the Liquidation Preference of $1,000 per Series C preferred security, together with the present values of the scheduled non-cumulative Distribution payments per Series C preferred security from the Special Redemption Date to the Reset Date (both inclusive), in each case, discounted back to the Special Redemption Date on a semi-annual compounded basis at the adjusted U.S. Treasury Rate plus 0.75%;

“Floating Rate Special Redemption Price” means the greater of (i) the Liquidation Preference of $1,000 per Series C preferred security plus accrued and unpaid Distributions for the then-current Distribution Period to the date fixed for redemption and (ii) the Floating Rate Make Whole Amount.

“Floating Rate Make Whole Amount” means the amount equal to the sum of the present value of the Liquidation Preference of $1,000 per Series C preferred security, together with the present values of the scheduled non-cumulative distribution payments per Preference Share from the Special Redemption Date to the next optional redemption date (both inclusive), in each case, discounted back to the Special Redemption Date on a quarterly compounded basis at the Three Month $LIBOR rate for the Distribution Period immediately preceding the Special Redemption Date.

“General Meeting” means the general meeting of holders of preferred securities (participaciones preferentes) of the Issuer (including holders of the Series C preferred securities) convened in accordance with the Regulations;

“Group” means the Bank together with its consolidated Subsidiaries;

“Guarantee” means the amended and restated guarantee dated January 14, 2008 and given by the Bank in respect of the Issuer’s obligations under the Series C preferred securities for the benefit of holders of Series C preferred securities;

“Liquidation Distribution” means, subject to the limitation set out under paragraphs 2.5 and 2.8, the Liquidation Preference per Series C preferred security plus, if applicable, pursuant to paragraphs 2.5 and 2.8 below, an amount equal to accrued and unpaid Distributions for the then current Distribution Period to the date of payment of the Liquidation Distribution;

“Liquidation Preference” means $1,000 per Series C preferred security;

“Offering Circular” means the offering circular dated April 11, 2007 relating to the Series C preferred securities;

“Parity Securities” means (as the case may be) any preferred securities (participaciones preferentes) issued under Law 13/1985 of May 25 from time to time by the Bank, the Issuer, or by any other Subsidiary which is guaranteed by the Bank or any preferential participations, preferential shares or preference shares (acciones preferentes) issued prior to April 18, 2007 by any other Subsidiary incorporated outside The Kingdom of Spain and which are guaranteed by the Bank;

“Paying Agent” means The Bank of New York (or any successor Paying Agent appointed by the Issuer from time to time in accordance with the Agency Agreement, and notice of whose appointment is published in the manner specified in paragraph 8 below);

“Payment Business Day” means a day on which banks in New York and London are open for presentation and payment of bearer securities and for foreign exchange dealings;

“Prospectus” means the prospectus relating to the exchange Series C preferred securities as filed with the Bank’s registration statement on Form F-4 on January 14, 2008, as it may be amended from time to time.

“Redemption Price” means the Liquidation Preference plus accrued and unpaid Distributions for the then current Distribution Period to the date fixed for redemption per Series C preferred security;

“Reference Banks” means any four major banks in the London interbank market selected by the Calculation Agent, with the agreement of the Bank;

“Reset Date” means the Distribution Payment Date falling on April 18, 2017.

“Special Redemption Amount” means an amount payable in respect of each Series C preferred security, which shall be (a) if the Special Redemption Date falls before the Reset Date, the Fixed Rate Special Redemption Price and (b) otherwise, the Floating Rate Special Redemption Price;

“Subsidiary” means any entity over which the Bank may have, directly or indirectly, control in accordance with Article 4 of the Securities Market Act (Ley del Mercado de Valores);

“Syndicate” means the syndicate of all holders of preferred securities (participaciones preferentes) of the Issuer (including holders of the Series C preferred securities);

“Tax Certification Agent” means Acupay System LLC or any successor tax certification agent appointed by the Issuer and the Bank pursuant to the Terms of the Tax Certification and Exchange Processing Agency Agreement; and

“Tax Certification and Exchange Processing Agency Agreement” means the tax certification and exchange processing agency agreement dated April 18, 2007 relating to the Series C preferred securities.

2.           Distributions

2.1                 Subject to paragraphs 2.5 and 2.8, the exchange Series C preferred securities bear Distributions from (and including) April 18, 2008 to (but excluding) April 18, 2017 at the rate of 5.919% per annum of the Liquidation Preference (the “Fixed Distribution Rate”) payable semi-annually in arrears on April 18th and October 18th in each year falling on or before April 18, 2017 (each, a “Fixed Rate Distribution Payment Date”).

The Distribution payable in respect of any Fixed Rate Distribution Period (including any Distribution in respect of a period other than a Fixed Rate Distribution Period payable on any date prior to the Reset Date) will be calculated by the Calculation Agent by applying the Fixed Distribution Rate to the Liquidation Preference in respect of each Series C preferred security, multiplying the product by the Day Count Fraction (Fixed) and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). For this purpose, “Day Count Fraction (Fixed)” means, in respect of any period prior to the Reset Date, the number of days in the relevant period computed on the basis of twelve 30-day months and a 360-day year. Each period from and including one Fixed Rate Distribution Payment Date to but excluding the next Fixed Rate Distribution Payment Date is a “Fixed Rate Distribution Period”. If any Fixed Rate Distribution Payment Date would otherwise fall on a date which is not a Payment Business Day, payment will be postponed to the next Payment Business Day and the holder shall not be entitled to any further interest or other payment in respect of any such delay.

2.2  Subject to paragraphs 2.5 and 2.8, the Series C preferred securities bear Distributions from (and including) the Reset Date, payable quarterly on January 18th, April 18th, July 18th and October 18th in each year falling after the Reset Date (each, a “Floating Rate Distribution Payment Date”); provided, however, that if any Floating Rate Distribution Payment Date would otherwise fall on a date which is not a Payment Business Day, it will be postponed to the next Payment Business Day unless it would thereby fall into the next calendar month, in which case it will be brought back to the preceding Payment Business Day. Each period beginning on (and including) a Floating Rate Distribution Payment Date (or, in the case of the first period, the Reset Date) to (but excluding) the next Floating Rate Distribution Payment Date is a “Floating Rate Distribution Period”.

The rate of Distributions applicable to the Series C preferred securities (the “Floating Distribution Rate”) for each Floating Rate Distribution Period will be determined by the Calculation Agent by applying the rate equal to Three Month $LIBOR plus 0.82% per year to the Liquidation Preference in respect of each Series C preferred security multiplying the product by the Day Count Fraction (Floating) and rounding the resulting figure to the nearest cent (half a cent being rounded upwards), but in no event will such Distributions, if declared, be payable at a rate of less than 5.919% per annum. For this purpose, “Day Count Fraction (Floating)” means the actual number of days in the period from and including the date from which the relevant Distribution begins to accrue for the relevant Floating Rate Distribution Period to but excluding the date on which it falls due, divided by 360.

Distributions on each Series C preferred security will be paid only to the person in whose name such Series C preferred security was registered at the close of business on the 15th calendar day prior to the applicable Distribution Payment Date (each such date, a “Record Date”). Notwithstanding the Record Date established in the terms of the exchange Series C preferred securities, we have been advised by DTC that through its accounting and payment procedures it will, in accordance with its customary procedures, credit Distributions received by DTC on any Distribution Payment Date based on DTC participant holdings of the exchange Series C preferred securities on the close of business on the New York Business Day immediately preceding each such Distribution Payment Date.

2.3  For the purpose of calculating the Floating Distribution Rate, “Three Month $LIBOR” with respect to each Distribution Period shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the first day of that Floating Rate Distribution Period that appears on the Designated LIBOR page as of 11:00 a.m., London time, on the Determination Date (as defined below). If the Designated LIBOR page does not include the applicable rate or is unavailable on the Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the first day of that Distribution Period. If at least two offered quotations are so provided, Three Month $LIBOR for the Distribution Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of that Distribution Period. If at least two rates are so provided, Three Month $LIBOR for that Floating Rate Distribution Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the Three Month $LIBOR for that Floating Rate Distribution Period will be Three Month $LIBOR in effect with respect to the immediately preceding Floating Rate Distribution Period.

“Determination Date” with respect to any Floating Rate Distribution Period will be the second London Banking Day preceding the first day of that Floating Rate Distribution Period. “London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

The Calculation Agent shall, as soon as practicable after 11:00 am (London time) on each day on which the Floating Distribution Rate is calculated, determine, subject as provided in paragraph 2.5 below, the Distribution payable on each Series C preferred security for the relevant Floating Rate Distribution Period.

The Calculation Agent shall cause the Floating Distribution Rate and the Distribution payable, subject as provided in paragraphs 2.5 and 2.8 below, for each Floating Rate Distribution Period and the relative Floating Rate Distribution Payment Date to be notified to the Issuer, the Bank, the Paying Agent, the Tax Certification Agent, the New York Stock Exchange for so long as any Series C preferred security is admitted to such exchange and, for so long as any Series C preferred security is admitted to the official list maintained by the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “UK Listing Authority”) and is admitted to trading on the London Stock Exchange plc’s Gilt-Edged and Fixed Interest Market, the London Stock Exchange plc as soon as possible after their determination but in no event later than the first day of the relevant period. The Floating Distribution Rate and Floating Rate Distribution Payment Date may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the relevant Floating Rate Distribution Period.

2.4  The Issuer will be discharged from its obligations to pay Distributions declared on the exchange Series C preferred securities by payment to the Paying Agent for the account of the holder of the relevant exchange Series C preferred securities on or after the relevant Distribution Payment Date. Subject to any applicable fiscal or other laws and regulations, each such payment in respect of the exchange Series C preferred securities will be made in U.S. dollars by transfer to an account capable of receiving U.S. dollar payments, as directed by the Paying Agent.

Except as set forth above in paragraph 2.2 with respect to Floating Rate Distribution Payment Dates, if any date on which any other payment is due to be made on the exchange Series C preferred securities would otherwise fall on a date which is not a Payment Business Day, it will be postponed to the next Payment Business Day and the holder shall not be entitled to any further interest or other payment in respect of any such delay.

2.5  Investors’ rights to receive Distributions on the exchange Series C preferred securities are conditional upon the following:

2.5.1  the aggregate of such Distributions, together with any other distributions previously paid during the then-current Fiscal Year and any distributions proposed to be paid during the then-current Distribution Period in each case on or in respect of Parity Securities (including the Series C preferred securities), not exceeding the Distributable Profits of the immediately preceding Fiscal Year; or

2.5.2 even if Distributable Profits are sufficient, to the extent that under applicable Spanish banking regulations relating to capital adequacy requirements affecting financial institutions which fail to meet their required capital ratios, the Bank not being prevented at such time from making payments on its ordinary shares or on Parity Securities issued by it.

Except for the limitations set out above, Distributions on the exchange Series C preferred securities will be payable, on each Distribution Payment Date, out of the Issuer’s own legally available resources and distributable items.

2.6  If the Issuer does not pay a Distribution with respect to a Distribution Period (as contemplated herein) other than as a result of the limitations set out in paragraph 2.5 above, the Issuer’s payment obligation in respect thereof will be satisfied if and to the extent that the Bank pays such Distribution pursuant to the Guarantee.

2.7  Distributions on the exchange Series C preferred securities will be non-cumulative. Accordingly, if Distributions are not paid on a Distribution Payment Date in respect of the exchange Series C preferred securities as a result of the limitations set out in paragraph 2.5 above or are paid partially then the right of the holders of the exchange Series C preferred securities to receive a Distribution or an unpaid part thereof in respect of the relevant Distribution Period will be extinguished and neither the Issuer nor the Bank will have any obligation to pay the Distribution accrued for such Distribution Period or to pay any interest thereon, whether or not Distributions on the exchange Series C preferred securities are paid in respect of any future Distribution Period.

2.8  If, as a result of the limitations described in paragraph 2.5 above, a Distribution is not paid in full on the exchange Series C preferred securities, all distributions paid upon the exchange Series C preferred securities and any Parity Securities will be paid pro rata in relation to the liquidation preference of such securities. Therefore, the Distribution amount to be received by the holders of exchange Series C preferred securities on such Distribution Payment Date will depend on the total liquidation preference amount of the outstanding exchange Series C preferred securities and Parity Securities, and on the distributions scheduled to be paid on such securities, each as of the time of such payment.

2.9  If Distributions are not paid in full on or prior to a Distribution Payment Date in respect of the relevant Distribution Period as a consequence of the limitations set out above, then neither the Issuer nor the Bank shall pay dividends or any other distributions on its ordinary shares or on any other class of share capital or securities issued by it and expressed to rank junior to the exchange Series C preferred securities or to the Bank’s obligations under the Guarantee, as the case may be, until such time as the Issuer or the Bank shall have resumed the payment in full of Distributions on the exchange Series C preferred securities on any two consecutive Fixed Rate Distribution Payment Dates or on any four consecutive Floating Rate Distribution Payment Dates.

2.10  Save as described in this paragraph 2, the exchange Series C preferred securities will confer no right to participate in the profits of the Issuer.

3.           Liquidation Distribution

3.1  Subject as provided below, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, the exchange Series C preferred securities will confer an entitlement to receive out of the assets of the Issuer available for distribution to holders of exchange Series C preferred securities, the Liquidation Distribution. Such entitlement will arise before any distribution of assets is made to holders of ordinary shares or any other class of shares of the Issuer ranking junior to the exchange Series C preferred securities.

The payment of the Liquidation Distribution is guaranteed by the Bank.

3.2  Notwithstanding the availability of sufficient assets of the Issuer to pay a full Liquidation Distribution in respect of the exchange Series C preferred securities or any Parity Securities of the Issuer if, at the time such liquidation distribution is to be paid, proceedings are or have been commenced for the voluntary or involuntary liquidation, dissolution or winding-up of the Bank or for a reduction in the Bank’s shareholders’ equity pursuant to Article 169 of the Spanish Corporations Law (Ley de Sociedades Anónimas), the liquidation distribution relating to all Parity Securities (including the exchange Series C preferred securities), shall not exceed the amount which would have been paid from the assets of the Bank (after payment in full, in accordance with Spanish law, of all creditors of the Bank, including holders of its subordinated debt, but excluding holders of any guarantee or other contractual right expressed to rank pari passu with or junior to the Guarantee) had Parity Securities (including the exchange Series C preferred securities) been issued by the Bank and ranked (A) junior to all creditors of the Bank, (B) pari passu with the Parity Securities, if any, of the Bank, and (C) senior to the Bank’s ordinary shares. The Issuer shall be released from its obligation to pay such Liquidation Distributions by payment to the holder of the relevant exchange Series C preferred securities.

3.3  If, upon any Liquidation Distribution described in paragraph 3.1 being made, the amounts payable are limited by reason of paragraph 3.2, such amounts will be payable pro rata among holders of Parity Securities in proportion to the amounts that would have been payable but for such limitation, taking into account that the liquidation preference for each series of preferred securities of the Issuer may be different, the payment of such liquidation preference amounts will be made pro rata to the aggregate of the liquidation preference of the preferred securities held by each holder, and not by reference to the number of preferred securities held by each holder. After payment of the full or limited Liquidation Distribution in respect of an exchange Series C preferred security as described in paragraphs 3.1 and 3.2, such exchange Series C preferred security will confer no further right or claim to any of the remaining assets of the Issuer.

Except as provided in paragraph 3.2 above, the Bank undertakes not to permit, or take any action to cause, the liquidation, dissolution or winding-up of the Issuer.

4.           Optional Redemption

4.1  The exchange Series C preferred securities may be redeemed, at the option of the Issuer, subject to the prior consent of the Bank of Spain, in whole but not in part, from time to time, on the Reset Date or thereafter at ten-year intervals commencing on April 18, 2027, at the Redemption Price per Series C preferred security.

4.2  In the event that exchange Series C preferred securities cease to qualify as Tier 1 capital of the Group pursuant to Spanish banking regulations, the Issuer may, subject to the prior consent of the Bank of Spain that it has no objection to the redemption (if required), and upon the appropriate notice to holders, (i) on any Distribution Payment Date prior to the Reset Date, redeem the exchange Series C preferred securities in whole, but not in part, at the Fixed Rate Special Redemption Price or (ii) on any Distribution Payment Date on or after the Reset Date, redeem the exchange Series C preferred securities in whole, but not in part, at the Floating Rate Special Redemption Price. Each such date in (i) and (ii) above being a “Special Redemption Date”.

4.3  The exchange Series C preferred securities may also be redeemed at the option of the Issuer subject to the prior consent of the Bank of Spain, in whole but not in part, at the Redemption Price per Series C preferred security on any Distribution Payment Date if, as a result of a tax law change on or after April 18, 2008, the Issuer or the Bank, as the case may be, would not be entitled to claim a deduction in computing taxation liabilities in Spain in respect of any Distribution to be made on the next Distribution Payment Date or the value of such deduction to the Issuer or the Bank, as the case may be, would be materially reduced.

4.4  The decision to redeem the exchange Series C preferred securities must be irrevocably notified by the Issuer upon not less than 30 nor more than 60 days’ notice prior to the relevant redemption date in accordance with paragraph 8 below.

4.5  If the Issuer gives notice of redemption of the exchange Series C preferred securities, then by 12:00 noon (New York time) on the relevant redemption date, the Issuer will:

4.5.1  irrevocably deposit with the Paying Agent funds sufficient to pay the Redemption Price or the Special Redemption Amount, as the case may be; and

4.5.2  give the Paying Agent irrevocable instructions and authority to pay the Redemption Price or the Special Redemption Amount, as the case may be, to the holders of the exchange Series C preferred securities.

4.6  If the notice of redemption has been given, and the funds deposited as required, then on the date of such deposit:

4.6.1  distributions on the exchange Series C preferred securities called for redemption shall cease;

4.6.2  such exchange Series C preferred securities will no longer be considered outstanding; and

4.6.3  the holders will no longer have any rights as holders except the right to receive the Redemption Price or the Special Redemption Amount, as the case may be.

4.7  If either the notice of redemption has been given and the funds are not deposited as required on the date of such deposit or if the Issuer or the Bank improperly withholds or refuses to pay the Redemption Price or the Special Redemption Amount, as the case may be, of the exchange Series C preferred securities, Distributions will continue to accrue at the rate specified from the redemption date to the date of actual payment of the Redemption Price or the Special Redemption Amount, as the case may be.

5.           Purchases of Exchange Series C Preferred Securities

In order to comply with certain Spanish capital adequacy regulations in force, neither the Issuer, the Bank nor any Subsidiary shall at any time purchase exchange Series C preferred securities, save with the prior consent of the Bank of Spain no earlier than five years from April 18, 2007. Notwithstanding the above, subject to the terms and conditions of the exchange Series C preferred securities, neither the Issuer, the Bank nor any Subsidiary shall purchase the exchange Series C preferred securities earlier than the Reset Date.

Any exchange Series C preferred securities so purchased by the Issuer, the Bank or any other Subsidiary shall be cancelled immediately.

6.           Constitution of the Syndicate and Exercise of Rights by Holders of exchange Series C preferred securities

6.1  The Syndicate was constituted by virtue of the registration of the Public Deed of Issuance relating to the Issuer’s Series A Euro 550,000,000 Step-Up Fixed/Floating Rate Non-Cumulative Perpetual Guaranteed Preferred Securities of Euro 50,000 liquidation preference each issued on September 22, 2005 in the Mercantile

Registry of Vizcaya, dated September 16, 2005. The rules governing the functioning of the Syndicate and the rules governing its relationship with the Issuer are contained in the regulations of the Syndicate (the “Regulations”) attached to the Public Deed of Issuance entered into in respect of each issue of preferred securities.

By accepting this exchange Series C preferred security, the holder hereof automatically becomes a member of the Syndicate and is also deemed to have agreed to the terms of the Regulations and the appointment of the Comisario (the “Commissioner”) in accordance with the terms of the Regulations. The Commissioner is the chairperson and the legal representative of the Syndicate. The Issuer shall also regulate the automatic membership of the Syndicate of each holder of any other preferred securities issued by the Issuer from time to time. Each such holder shall, upon purchasing the relevant preferred security issued by the Issuer, agree to automatically become a member of the Syndicate and shall be deemed to have accepted the terms of the Regulations and the appointment of the Commissioner. No person shall be entitled to purchase any preferred security issued by the Issuer from time to time without becoming a member of the Syndicate. All holders of preferred securities issued by the Issuer from time to time shall only be entitled to exercise their rights as holders of such preferred securities in accordance with the terms of the Regulations.

The object and purpose of the Syndicate is to regulate the voting rights of the holders of preferred securities issued from time to time by the Issuer and to govern the relationship between such holders. The registered office of the Syndicate is Paseo de la Castellana, 81, 28046 Madrid.

6.2  The holders of the exchange Series C preferred securities will have no voting rights at any extraordinary or ordinary meetings of Shareholders of the Issuer or the Bank. Notwithstanding the foregoing, the holders of the exchange Series C preferred securities will, in the circumstances set out in paragraphs 6.2.1, 6.2.2 and 6.2.3 below, have the right to participate in the adoption of certain decisions in the General Meeting.

6.2.1  Failure to pay Distributions

(a)  In the event that neither the Issuer nor the Bank (by virtue of the Guarantee) pays full Distributions in respect of the exchange Series C preferred securities on any two consecutive Fixed Rate Distribution Payment Dates or on four consecutive Floating Rate Distribution Payment Dates, the holders of the exchange Series C preferred securities may, through the General Meeting, resolve to appoint two further members to the board of directors of the Issuer and may also remove or replace such directors.

These rights will be enjoyed not only by the holders of exchange Series C preferred securities, but shall be exercised together with all other holders of preferred securities of the Issuer and in respect of which the Issuer and the Bank have also failed to make payments.

In the event that the Issuer issues further preferred securities the holders of all preferred securities in respect of which the Issuer and Bank have failed to meet their payment obligations in accordance with their respective terms must act together as a single class in the adoption of any resolution referred to in paragraph (b) below.

(b)  Any resolution appointing, removing or replacing any directors of the board of directors of the Issuer shall be made by a majority (at least 51%) of the aggregate liquidation preference of the preferred securities of the Issuer in respect of which the Issuer or the Bank has failed to pay distributions in accordance with their respective terms.

It should be noted that liquidation preferences may be different for different series of preferred securities.

(c)  The Commissioner will convene a General Meeting of holders of exchange Series C preferred securities within thirty days following the non-payment of Distributions as set out in paragraph (a) above. If the Commissioner does not convene the General Meeting within thirty days, the holders of the preferred securities representing at least 10% of the aggregate liquidation preference of the preferred securities may convene such meeting.

(d) The rules governing the convening and holding of General Meetings are set out in Chapter II of the Regulations.

(e) Immediately following a resolution for the appointment or the removal of additional members to or from the board of directors of the Issuer, the Commissioner shall give notice of such appointment or removal to:

(i)  the board of directors of the Issuer so that it may, where necessary, call a general meeting of the shareholders of the Issuer; and

(ii)  the shareholders of the Issuer, so that they may hold a universal meeting of shareholders.

The shareholder of the Issuer has undertaken to vote in favor of the appointment or removal of the directors so named by a General Meeting and to take all necessary measures to approve such appointment or removal. Under the articles of the Issuer, the board of directors must have a minimum of three members and a maximum of 12.

As at the date of the Prospectus the board of directors has five directors.

(f)  The foregoing shall apply, in respect of the exchange Series C preferred securities, provided that, where the Issuer has failed to fulfil its obligation to make Distributions in respect of the exchange Series C preferred securities, the Bank has not discharged such obligations pursuant to the Guarantee.

(g)  Any member of the board of directors of the Issuer named pursuant to the foregoing shall vacate his position if, subsequent to the circumstances giving rise to his appointment, the Issuer or the Bank makes Distributions in respect of the exchange Series C preferred securities on any two consecutive Fixed Rate Distribution Payment Dates or on four consecutive Floating Rate Distribution Payment Dates.

(h)  Both the appointment and the dismissal of directors shall be notified by the Issuer in accordance with paragraph 8 below.

6.2.2  Amendment to the Terms and Conditions of the Exchange Series C Preferred Securities, Further Issuances and no Seniority

(a)  Any amendment to the terms and conditions of the exchange Series C preferred securities shall be approved by the holders of the exchange Series C preferred securities. Such amendments will be approved with the written consent of holders of at least two-thirds of all outstanding exchange Series C preferred securities or by a resolution of at least two-thirds of the holders of all outstanding exchange Series C preferred securities adopted in a General Meeting.

(b)  If the Issuer, or the Bank under any guarantee, has paid in full the most recent distribution payable on each series of the Issuer’s preferred securities, the Issuer may without the consent or sanction of the holders of its preferred securities: (i) take any action required to issue additional preferred securities (including securities fungible with the exchange Series C preferred securities, in which case such securities together with the exchange Series C preferred securities will constitute a single class for all purposes hereunder, including waivers and amendments) or authorise, create and issue one or more other series of preferred securities of the Issuer ranking equally with the exchange Series C preferred securities, as to the participation in the profits and assets of the Issuer, without limit as to the amount; or (ii) take any action required to authorise, create and issue one or more other classes or series of shares of the Issuer ranking junior to the exchange Series C preferred securities, as to the participation in the profits or assets of the Issuer.

(c)  By accepting this exchange Series C preferred security, the holder hereof agrees to renounce any rights of seniority or preference that may be conferred upon it (if any) under applicable Spanish law over any holder of such other preferred securities issued by the Issuer from time to time and which are created by virtue of a public deed registered in accordance with applicable Spanish law.

6.2.3  Liquidation, Dissolution or Winding-up of the Issuer

If the shareholders of the Issuer propose a resolution providing for the liquidation, dissolution or winding-up of the Issuer, the holders of all the outstanding preferred securities of the Issuer:

(a)  will be entitled to receive notice, through the Commissioner, of the general meeting of shareholders called to adopt this resolution provided that only the Commissioner shall be entitled to attend, but without any right to vote at, such general meeting of shareholders; and

(b)  will be entitled to hold a separate and previous General Meeting and vote together as a single class without regard to series on such resolution, but not on any other resolution.

Such resolution will not be effective unless approved by the holders of a majority in liquidation preference of all outstanding preferred securities of the Issuer.

The result of the above mentioned vote shall be disclosed by the Commissioner at the general shareholders meeting of the Issuer as well as the fact that the shareholders of the Issuer have undertaken to vote in the corresponding general shareholders meeting in accordance with the vote of the separate general meeting of holders. Notice, attendance or approval is not required if the liquidation, dissolution and winding-up of the Issuer is initiated due to (i) the liquidation, dissolution or winding up of the Bank; or (ii) a reduction in shareholders’ equity of the Bank under Article 169 of the Corporations Law of Spain (Ley de Sociedades Anónimas).

The Issuer shall notify the Commissioner in writing of any meeting at which the holders of the exchange Series C preferred securities are entitled to vote. This notice will include a statement regarding: (i) the date, time and place of the meeting; (ii) a description of any resolution to be proposed for adoption at the meeting at which the holders are entitled to vote; and (iii) instructions for the delivery of proxies. The Commissioner will convene a General Meeting accordingly.

The Bank has undertaken not to permit or take any action to cause the liquidation, dissolution or winding up of the Issuer, except as provided in paragraph 3.2 above.

6.3  The exchange Series C preferred securities do not grant their holders pre-emption rights in respect of any possible future issues of preferred securities by the Issuer, the Bank or any other Subsidiary.

6.4  Neither the Issuer nor any other Subsidiary nor the Bank may issue, or guarantee the issue of, any preferred securities or securities or other instruments equivalent to preferred securities ranking, either directly or through a guarantee, senior to the exchange Series C preferred securities, unless the Guarantee is amended so as to rank pari passu with any such issue of senior securities.

6.5  No vote in respect of the exchange Series C preferred securities will be required for the Issuer to redeem and cancel the exchange Series C preferred securities.

6.6  Notwithstanding that the exchange Series C preferred securities confer an entitlement to vote under any of the circumstances described above, neither the Bank nor any Subsidiary of the Bank, to the extent that it is a holder of preferred securities of the Issuer, shall be so entitled to vote.

7.           Taxation

7.1  All payments of Distributions and imputed income, if any, arising out of any exchange of the exchange Series C preferred securities and other amounts payable in respect of the exchange Series C preferred securities and the Guarantee by the Issuer or the Bank (as the case may be) will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, neither the Issuer nor the Bank shall be required to pay any additional amounts in respect of the exchange Series C preferred securities.

See “Taxation—Spanish Tax Considerations” for a fuller description of certain Spanish tax considerations (particularly in relation to Beneficial Owners which are for tax purposes resident in Spain) relating to the exchange Series C preferred securities, the formalities which Beneficial Owners must follow in order to claim exemption from withholding tax and for a description of certain disclosure requirements imposed on the Bank relating to the identity and residence of Beneficial Owners of exchange Series C preferred securities.

8.           Notices

Notices will be given by the Issuer (i) if any exchange Series C preferred security is admitted to the official list maintained by the UK Listing Authority and is admitted to trading on the London Stock Exchange plc’s Gilt-Edged and Fixed Interest Market, and the UK Listing Authority so requires, by publication in a leading newspaper having a general circulation in London (which is expected to be the Financial Times) or, if such a publication is not practicable, in a leading daily newspaper in English and having general circulation in Europe and (ii) if any exchange Series C preferred security is listed on the New York Stock Exchange, in accordance with the requirements of such exchange and (iii) by mail to DTC (in each case not less than 30 nor more than 60 days prior to the date of the act or event to which such notice, request or communication relates).

Until such time as any definitive exchange Series C preferred securities are issued, there may, so long as any global exchange Series C preferred security certificates representing the exchange Series C preferred securities are held in their entirety on behalf of DTC, be substituted for such publication in such newspaper(s) the delivery of the relevant notice to DTC and all of DTC’s direct participants for communication by it to the holders of the exchange Series C preferred securities except that for so long as any exchange Series C preferred securities are listed on a stock exchange or admitted to listing by another relevant authority and the rules of that stock exchange or relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by those rules. Any such notice shall be deemed to have been given to the holders of the exchange Series C preferred securities on the day on which the said notice was given to DTC and all of DTC’s direct participants.

Copies of any notices given to holders of the exchange Series C preferred securities shall also be sent to the Commissioner.

9.           Form and Status

The exchange Series C preferred securities will be issued in registered form.

It is intended that one or more global exchange Series C preferred security certificates representing the exchange Series C preferred securities will be delivered by the Issuer to DTC or a custodian appointed by DTC on or about the Exchange Settlement Date. As a result, accountholders should note that they will not themselves receive definitive exchange Series C preferred securities, but instead exchange Series C preferred securities will be credited to their securities account with DTC or one of its direct or indirect participants. It is anticipated that only in exceptional circumstances (such as the closure of DTC, the non-availability of any alternative or successor clearing system or removal of the exchange Series C preferred securities from DTC) will definitive exchange Series C preferred securities be issued directly to such accountholders.

The exchange Series C preferred securities are unsecured and subordinated obligations of the Issuer and rank (a) junior to all liabilities of the Issuer including subordinated liabilities, (b) pari passu with each other and with any Parity Securities of the Issuer and (c) senior to the Issuer’s ordinary shares.

10.           Use of Proceeds

Neither the Issuer nor the Bank will receive any cash proceeds from the issuance of the exchange Series C preferred securities pursuant to the exchange offer. The exchange Series C preferred securities will be exchanged for restricted Series C preferred securities as described in this prospectus upon receipt by the Issuer of restricted Series C preferred securities. The Issuer will cancel all of the restricted Series C preferred securities surrendered in exchange for the exchange Series C preferred securities. Accordingly, the issuance of the exchange Series C preferred securities will not generate any proceeds to the Issuer or the Bank.

11.           Agents

In acting under the Agency Agreement and in connection with the exchange Series C preferred securities, the Agents act solely as agents of the Issuer and the Bank and do not assume any obligations towards or relationship of agency or trust for or with any of the holders of the exchange Series C preferred securities.

The initial Agents and their initial specified offices are listed in the Agency Agreement. The Issuer and the Bank reserve the right at any time to vary or terminate the appointment of any Agent and to appoint a successor calculation agent and additional or successor paying agents; provided, however, that the Issuer and the Bank will maintain (i) a Paying Agent and a Calculation Agent, (ii) a Paying Agent which is a member bank or trust company of the U.S. Federal Reserve System and (iii) if, and for so long as, the exchange Series C preferred securities are admitted to the official list maintained by the UK Listing Authority and are admitted to trading on the London Stock Exchange plc’s Gilt-Edged and Fixed Interest Market and the rules of the UK Listing Authority so require, a Paying Agent having its specified office in London.

Notice of any change in any of the Agents or in their specified offices shall promptly be given to the holders of the exchange Series C preferred securities.

12.           Prescription

To the extent that article 950 of the Spanish Commercial Code (Código de Comercio) applies to the exchange Series C preferred securities, claims relating to the exchange Series C preferred securities will become void unless such claims are duly made within three years of the relevant payment date.

13.           Governing Law and Jurisdiction

13.1  The exchange Series C preferred securities and the Guarantee shall be governed by, and construed in accordance with, Spanish law.

13.2  The Issuer hereby irrevocably agrees for the benefit of the holders of the exchange Series C preferred securities that courts of Madrid are to have jurisdiction to settle any disputes which may arise out of or in connection with the exchange Series C preferred securities and that accordingly any suit, action or proceedings arising out of or in connection with the exchange Series C preferred securities (together referred to as “Proceedings”) may be brought in such courts. The Issuer irrevocably waives any objection which it may have now or hereinafter to the laying of the venue of any Proceedings in the courts of Madrid. Nothing contained in this clause shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other competent jurisdictions, whether concurrently or not.